Exhibit 99.1

News Release

CHIQUITA REPORTS NET INCOME OF $20 MILLION, $0.46 EPS,

IN THE FIRST QUARTER OF 2004

Company Achieves Solid Results in Face of Challenging Market Conditions

CINCINNATI – May 10, 2004 – Chiquita Brands International, Inc. (NYSE: CQB) today reported first-quarter net income of $20 million, or $0.46 per diluted share. The company earned $25 million, or $0.62 per diluted share, in the year-ago quarter.

FINANCIAL HIGHLIGHTS

•	Net sales for the quarter were $793 million, up $322 million from $471 million in the first quarter of 2003. Atlanta AG, a German fresh produce distributor acquired at the end of March 2003, accounted for $283 million of the increase. The remainder resulted from favorable European exchange rates and increased other fresh produce sales, partially offset by lower local banana pricing.
•	Operating income from continuing operations in the first quarter of 2004 was $32 million, compared to $38 million in the year-ago period.
•	Operating income in the first quarter of 2004 included the following: a $4 million charge related to stock options and restricted stock previously granted to the company’s chairman and former CEO that will vest immediately upon his retirement as chairman on May 25, 2004; $3 million of operating losses related to the start-up of the company’s fresh cut fruit operation; $2 million of costs associated with higher legal and professional fees; and $2 million of expenses associated with investment spending.
•	Operating income in the first quarter of 2003 included the following: $2 million of income from equity method joint ventures sold in 2003; and $6 million of charges related to restructuring at Atlanta and severance associated with cost-reduction programs.

“We had a strong quarter,” said Fernando Aguirre, president and chief executive officer. “In spite of difficult market conditions, our underlying business performance was on par with the strong results posted in the year-ago period. We faced lower local pricing in North America and Europe, but we realized benefits from currency exchange and Atlanta’s restructuring. Moreover, pricing has improved since the end of the quarter.”

QUARTERLY SEGMENT RESULTS

(All comparisons below are to the first quarter of 2003, unless otherwise specified.)

Bananas

First-quarter 2004 net sales for the company’s banana segment rose to $419 million, up $41 million. The acquisition of Atlanta accounted for $36 million of the sales increase.

First-quarter operating income for the company’s banana segment was $28 million, compared to $35 million last year.

Banana operating results were favorably affected by:

•	$5 million of net European pricing and currency benefit, comprised of a $23 million net increase from currency, partially offset by $18 million in lower local European pricing (see Exhibit B for details); and
•	The absence of charges related to restructuring at Atlanta and severance, compared to $3 million of such charges in the year-ago quarter.

These items were offset by:

•	$7 million adverse effect of North American banana pricing, due both to higher spot market prices in last year’s first quarter after flooding in Costa Rica and Panama had limited supply, and to lower prices on contracts negotiated in 2003;
•	$4 million charge related to stock options and restricted stock that were previously granted to the company’s chairman and former CEO and will vest immediately upon his retirement in May 2004;
•	$2 million of higher costs associated with higher legal and professional fees; and
•	$2 million of expenses related to investment spending.

For further details on banana volume and pricing, see Exhibits A and B.

Other Fresh Produce

The company’s other fresh produce segment includes the marketing and distribution of fresh fruits and vegetables other than bananas. The segment also includes Chiquita’s new fresh-cut fruit business.

First-quarter 2004 net sales for other fresh produce were $360 million, compared to $81 million in the 2003 first quarter. Approximately $247 million of the increase was due to the acquisition of Atlanta.

First-quarter 2004 operating income for the other fresh produce segment was $3 million, compared to operating income of $2 million in the first quarter of 2003. The results included $3 million of losses associated with the start-up of Chiquita Fresh Cut Fruit in 2004, and $3 million of charges at Atlanta, primarily related to severance and asset write-downs, in 2003.

DEBT

As of March 31, 2004, the company had $380 million of total debt and $121 million of cash. Total debt at Dec. 31, 2003 was $395 million. Details on the first-quarter debt reduction can be found in Exhibit C.

DEPARTMENT OF JUSTICE INVESTIGATION

In April 2003, the company’s management and audit committee, in consultation with the board of directors, voluntarily disclosed to the U.S. Department of Justice that the company’s banana producing subsidiary in Colombia has been forced to make “protection” payments to certain groups in that country which have been designated under United States law as foreign terrorist organizations. The company’s sole reason for submitting to these payment demands has been to protect its employees from the risks to their safety if the payments were not made.

The voluntary disclosure to the Justice Department was made because the company’s management became aware that these groups had been designated as foreign terrorist organizations under a U.S. statute that makes it a crime to support such an organization. The company requested the Justice Department’s guidance. Following the voluntary disclosure, the Department undertook an investigation. The company has cooperated with that investigation.

Recently, the Department advised that, as part of the investigation, it will be evaluating the role and conduct of the company and some of its officers. The company cannot predict the outcome of the investigation or its possible effect on the company or its Colombian subsidiary.

CONFERENCE CALL

The company conference call to discuss first-quarter 2004 results will begin at 4:45 p.m. EDT today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-818-5264 in the United States and +913-981-4910 from other locations. An audio replay of the call will also be available until 8 p.m. EDT on May 17, 2004. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 774619. An audio webcast of the call will be available at www.chiquita.com until 5 p.m. on May 24, 2004; after that date, a transcript of the call will be available on the website for 12 months.

* * *

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold primarily under the premium Chiquita® brand. The company is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the impact of changes in the European Union banana import regime as a result of the recent enlargement of the E.U. and the anticipated conversion to a tariff-only regime not later than 2006; the outcome of the Department of Justice investigation discussed above; prices for Chiquita products; availability and costs of products and raw materials; currency exchange rate fluctuations; natural disasters and unusual weather conditions; operating efficiencies; labor relations; the continuing availability of financing; the company’s ability to realize its announced cost-reduction goals; risks inherent in operating in foreign countries, including government regulation, currency restrictions and other restraints, burdensome taxes, expropriation, threats to employees, political instability and terrorist activities, including extortion, and risks of U.S. and foreign governmental action in relation to the company; and other market and competitive conditions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on the factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Investors: Monique Wise, 513-784-6366, mwise@chiquita.com

News media: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

###

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT—FIRST QUARTER

(Unaudited—in millions, except per share amounts)

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003
Net sales	$793.2	$471.3

Operating expenses
Cost of sales	677.8	381.5
Selling, general and administrative	72.8	45.0
Depreciation	10.8	7.1

	761.4	433.6

Operating income*	31.8	37.7
Interest income	0.8	0.4
Interest expense	(10.2)	(9.6)

Income from continuing operations before income taxes	22.4	28.5
Income taxes	(2.5)	(2.0)

Income from continuing operations	19.9	26.5
Discontinued operations*
Loss from operations	—	(3.5)
Gain on disposal	—	1.9

Net income	$19.9	$24.9

Basic earnings per share
Continuing operations	$0.49	$0.66
Discontinued operations	—	(0.04)

Net income	$0.49	$0.62

Diluted earnings per share
Continuing operations	$0.46	$0.66
Discontinued operations	—	(0.04)

Net income	$0.46	$0.62

Shares used to calculate basic earnings per share	40.5	40.0

Shares used to calculate diluted earnings per share**	43.5	40.0

*	Operating income for 2003 excludes earnings of the following companies that have been sold: Progressive Produce Corp., a California packing and distribution company sold in January 2003; Chiquita Processed Foods, a vegetable canning business sold in May 2003; and several Atlanta subsidiaries sold throughout 2003 and early 2004. Operating results of these companies, including gains or losses on disposition, are included in discontinued operations in the financial statements.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year. The company’s results during the third and fourth quarters are generally weaker than in the first half of the year, due to availability of competing fruits and resulting lower prices.

**	Includes the dilutive effect of outstanding warrants and stock options based on the treasury stock method.

SUPPLEMENTAL DATA

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – FIRST QUARTER

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended March 31, 2004	Quarter Ended March 31, 2003	Percent Change Favorable (Unfavorable) vs 2003
Net sales by segment
Bananas	$419.3	$378.4	10.8%
Other Fresh Produce	360.4	81.5	342.2%
Other	13.5	11.4	18.4%

Total net sales	793.2	471.3	68.3%
Segment operating income
Bananas*	$27.7	$35.2	(21.3%)
Other Fresh Produce**	3.4	1.7	100.0%
Other	0.7	0.8	(12.5%)

Total operating income	31.8	37.7	(15.6%)
Operating margins by segment
Bananas	6.6%	9.3%	(2.7	) pts
Other Fresh Produce	0.9%	2.1%	(1.2	) pts
SG&A as a percent of sales	9.2%	9.5%	0.3	pts
Company banana sales volume (40-pound boxes)
European Core Markets	12.2	12.4	(1.6%)
Central and Eastern Europe and Mediterranean countries	3.3	3.2	3.1%
North America	13.6	13.2	3.0%
Asia Pacific (joint venture)	3.8	2.9	31.0%

Total	32.9	31.7	3.8%
Euro average exchange rate, spot (dollars per euro)	$1.25	$1.07	16.8%
Euro average exchange rate, hedged (dollars per euro)	1.17	1.01	15.8%

*	Banana operating income included: in the first quarter of 2004, $4 million of expenses associated with higher professional and legal fees and investment spending, and a $4 million charge related to stock options and restricted stock previously granted to the company’s chairman and former CEO that will vest immediately upon his retirement in May 2004; and, in the first quarter of 2003, $3 million of charges related to restructuring at Atlanta and severance.

**	Other Fresh Produce operating income included: $3 million of losses associated with the start-up of the company’s fresh cut fruit business in the first quarter of 2004 and $3 million of charges at Atlanta, primarily related to severance and asset write-downs, in the first quarter of 2003.

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENT CHANGE

Q1 2004 vs. Q1 2003

(Unaudited)

Region	Pricing		Volume
North America	-6%		3%
European Core Markets* U.S. Dollar basis** Local Currency	7 -8	% %	-2%
Central & Eastern Europe/Mediterranean U.S. Dollar basis** Local Currency	5 -11	% %	3%
Asia U.S. Dollar basis** Local Currency	8 3	% %	31%

*	EU-15 member states, plus Norway and Switzerland.
**	Prices on a U.S. dollar basis do not include the impact of hedging.

NET EUROPEAN CURRENCY AND BANANA PRICING

YEAR-OVER-YEAR CHANGE—BETTER (WORSE)

Q1 2004 vs. Q1 2003

(Unaudited—in millions)

Currency Impact (Euro/Dollar)

Revenue	$33
Local costs	(4)
Hedging	(1)
Balance sheet translation*	(5)

Net currency benefit	23
Pricing
Core, Central & Eastern European Banana Prices	(18)

Net benefit from European currency and pricing	$5

*	Balance sheet translation in the first quarter of 2004 was a loss of $3 million. Balance sheet translation in the first quarter of 2003 was a gain of $2 million.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE—FIRST QUARTER

(Unaudited—in millions)

FIRST QUARTER	Dec. 31, 2003	Additions	Payments, Other Reductions	March 31, 2004
Parent Company
10.56% Senior Notes	$250.0	$—	$—	$250.0

Subsidiaries
Chiquita Brands L.L.C. facility
Revolver	—	—	—	—
Term loan	—	—	—	—
Term loan for Atlanta AG	9.8	—	(9.8)	—

Shipping	108.4	—	(7.2)	101.2
Chiquita Chile	16.1	0.8	(1.7)	15.2
Other	10.3	3.8	—	14.1

Total debt	$394.6	$4.6	$(18.7)	$380.5